                                          [SANTA FE ENERGY RESOURCES, INC. LOGO]




                       SANTA FE ENERGY RESOURCES REPORTS
                                1998 RESULTS AND
                        SIGNIFICANT INCREASE IN RESERVES


Houston, Texas -- January 27, 1999

Santa Fe Energy Resources (NYSE:SFR) today reported a net loss of $98.7 million or $0.96 per share for 1998 including a pre-tax charge of $87.8 million for property impairments ($57.1 million on an after-tax basis) compared with pro forma earnings to common of $23.2 million or $0.24 per share for the full year 1997 excluding the results of Monterey Resources which was spun-off to shareholders in July, 1997. The impairment charge relates primarily to properties located in the Gulf of Mexico and was required principally due to lower commodity price expectations. The Company's 1998 discretionary cash flow declined to $1.38 per share compared with $1.97 per share for last year despite a 34 percent increase in oil production. The primary cause of the decline in cash flow was a 35 percent decrease in crude oil prices coupled with a 15 percent decrease in natural gas prices.

Proved Reserves

Total reserves at year end were 215 million barrels of oil equivalent (BOE), a 26 percent increase from the 171 million BOE at the beginning of the year. Despite a loss of approximately 11 million barrels due to low commodity prices, during 1998 Santa Fe replaced 272 percent of the year's production at an average cost of finding and development of $5.24 per BOE. Excluding acquisitions, 1998 reserve replacement was 176 percent of production at a cost of $5.26 per BOE. For the three year period ended 1998, the Company replaced 248 percent of production including acquisitions at a finding and development cost of $5.19 per BOE. At year end, the reserve to production ratio was over 8 years, which is important in this low commodity price cycle.

Fourth Quarter

For the three months ended December 31, 1998, the company reported a net loss of $23.9 million or $0.24 per share excluding impairments of $87.8 million ($57.1 million after tax) compared with net income of $3.6 million or $0.04 per share for the same three months in 1997. For the 1998 quarter, discretionary cash flow was $31.6 million or $0.31 per share, a decrease from the $51.0 million or $0.50 per share reported in the 1997 period.


                                    -more-

Including impairments the Company reported a 1998 fourth quarter net loss of $81.0 million or $0.79 per share.

For the last three months of 1998, Santa Fe's oil production averaged 43,600 barrels per day, an increase of nearly 35 percent from 32,400 barrels per day for the 1997 period, principally due to new field production in Indonesia and Gabon. Natural gas production averaged 169.0 million cubic feet (MMcf) per day during the 1998 fourth quarter, down slightly from 173.0 MMcf per day in the same period last year, primarily due to declines in the Permian Basin as a result of reduced capital expenditures in that area.

During the quarter ended December 31, 1998, realized oil prices averaged $10.32 per barrel, a precipitous drop of $6.87 from an average of $17.19 per barrel in the last quarter of 1997. Realized natural gas prices during the 1998 period averaged $1.85 per thousand cubic feet (Mcf), a 27 percent decrease from the $2.54 per Mcf realized during the equivalent period last year.

In spite of a 17 percent increase in equivalent production, the nearly 40 percent decrease in crude oil prices and the 27 percent drop in natural gas prices caused total revenues for the 1998 fourth quarter to decline 23 percent to $68.5 million from $89.2 million in the 1997 period. During the last three months of 1998 total costs and expenses were $194.1 million including the property impairments, compared to the same period last year when costs and expenses totalled $82.2 million. Operating costs per unit of production increased to $4.72 from $4.38 per BOE in the same period last year, largely due to storm related downtime and maintenance costs in the Gulf of Mexico and increased international production under production sharing contracts.
Operating costs excluding production sharing contracts were $3.87 per BOE versus $3.75 for the fourth quarter 1997. Depreciation, depletion and amortization costs per equivalent barrel increased to $5.66 from $4.92 due principally to new production from higher cost properties in the Gulf of Mexico. Exploration expense in the fourth quarter 1998 increased to $27.9 million from $20.1 million in 1997 mainly due to dry hole costs for the Crocodile X-1 and X-2 wells in Cote d'Ivoire.

Capital expenditures for the fourth quarter were $94.1 million including two acquisitions of proved properties. The acquisitions relate to development properties in the deep water of the Gulf of Mexico acquired from Westport and development properties offshore Brazil.

Annual Results

The contribution of Monterey Resources, which was spun off to Santa Fe's common shareholders on July 25, 1997 has been eliminated from the 1997 results stated below.

                                    -more-

Including non-recurring and unusual items, Santa Fe reported a net loss of $98.7 million or $0.96 per share for 1998 compared with pro forma earnings to common of $23.2 million or $0.24 per share for the full year 1997. The Company's 1998 discretionary cash flow was $1.38 per share, compared with pro forma results of $1.97 per share for last year. The 1998 results include a pre-tax charge of $87.8 million for property impairments while the major non-recurring item for 1997 was a non-cash charge of $8.4 million for the conversion of preferred stock.

Santa Fe's 1998 oil production increased over 34 percent to an average 40,700 barrels per day from an average of 30,300 barrels per day in 1997 (excluding Monterey). This increase was primarily due to commencement of production in two major fields in Indonesia and one field in Gabon along with a full year's production from the N. Geragai field in Indonesia. Natural gas production averaged 178.0 MMcf per day in 1998, up from 174.7 MMcf per day in 1997. New wells in Southeast New Mexico and the Gulf of Mexico offset normal production declines while production increased in Argentina due to improved marketing conditions.

Crude oil prices realized in 1998 declined 35 percent to $11.74, including a $0.16 per barrel hedging benefit, compared with 1997 when the average realized oil price was $18.02 per barrel, including a $.20 per barrel hedging benefit. Natural gas prices realized in 1998 averaged $1.91 per Mcf, a 15 percent decrease when compared with an average of $2.25 per Mcf in 1997. Natural gas was not hedged in either year.

Revenues for 1998 declined 13 percent to $291.0 million, in spite of an increase of approximately 18 percent in equivalent production, due to the lowest oil prices seen in over twelve years and lower natural gas prices. Revenues for 1997 totalled $333.5 million.

Costs and expenses were $445.0 million, including the property impairment charge up from $272.9 million in the 1997 period. Operating costs per unit of production increased to $4.38 per BOE from $4.05 in 1997 primarily due to increased international production under production sharing contracts and the effects of storms in the Gulf of Mexico as discussed above. Depreciation, depletion and amortization costs per equivalent barrel increased to $5.30 from $4.86 due to new production from higher cost Gulf of Mexico properties. Exploration expense increased by $22.9 million in 1998 primarily due to increased seismic and drilling activity and dry hole expense both internationally and in the Gulf of Mexico. Interest expense net of income and capitalized interest increased $3.7 million in 1998 due to increased debt levels. Capital expenditures totalled approximately $327.1 million, including $110.3 million for acquisitions.

The Company's basic and diluted earnings per share are the same for all periods presented.

                                    -more-

1999 OUTLOOK

Given the low commodity price environment, Santa Fe has cut its capital budget for 1999 to approximately $170 million from over $300 million in 1998. Capital will be allocated to domestic gas projects plus the funding necessary to ensure the large international projects do not have serious time delays. With this program, it is anticipated that Santa Fe Energy will still have modest production growth in 1999 and be in a position to more rapidly accelerate both oil and gas production as prices recover.

Santa Fe Energy recently announced the pending merger with Snyder Oil Corporation (NYSE:SNY) creating Santa Fe Snyder Corporation, a financially strong exploration and production company with a good growth profile even in today's commodity price environment. The merger is subject to shareholder approvals and other customary closing conditions and regulatory approvals. Completion of the merger is anticipated in the second quarter of 1999.

Santa Fe Energy Resources is an independent oil and gas exploration and production company with headquarters in Houston, Texas. It has production in the United States, Argentina, Indonesia and Gabon with additional exploration activities in other regions of the world. Its common stock is traded on the New York Stock Exchange under the symbol SFR.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements regarding future capital expenditures, anticipated production and the pending merger reflect the company's current views with respect to future events and financial performance. Actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K.

For more information about Santa Fe Energy Resources, please visit http://www.sfer.com

                             - Financials follow -

                        SANTA FE ENERGY RESOURCES, INC.
              FOURTH QUARTER 1998 SUMMARY STATISTICS (Unaudited)
                   (In millions of dollars, except as noted)


                                           THREE MONTHS
                                               ENDED           YEAR ENDED
                                           DECEMBER 31,       DECEMBER 31,
                                          ----------------   ----------------
                                            1998     1997      1998   1997(1)
                                          -------   ------   -------  -------

OPERATIONAL

  Crude Oil and Liquids(MMBbls)               4.0      3.0      14.8     11.1

  Natural Gas (Bcf)                          15.6     15.9      65.0     63.8

  Total MMBOE                                 6.6      5.6      25.7     21.7

FINANCIAL

  Revenues                               $   68.5  $  89.2  $  291.0  $ 333.5

  Operating Income (Loss)                $ (125.6) $   7.0  $ (154.0) $  60.6

  Net Income (Loss)                      $  (81.0) $   3.6  $  (98.7) $  35.2

  Earnings (Loss) to Common Shares       $  (81.0) $   3.6  $  (98.7) $  23.2

Earnings (Loss) Per Share (in dollars)   $  (0.79) $  0.04  $  (0.96) $  0.24

Discretionary Cash Flow                  $   31.6  $  51.0  $  141.7  $ 194.2

Discretionary Cash Flow Per Share
  (in dollars)                           $   0.31  $  0.50  $   1.38  $  1.97

Average Shares Outstanding
 (in millions)                              102.2    103.0     102.6     98.6

 (1)  1997 amounts exclude Monterey Resources

                        SANTA FE ENERGY RESOURCES, INC.
             FOURTH QUARTER 1998 RESULTS OF OPERATIONS (Unaudited)

                                   THREE MONTHS     YEAR MONTHS
                                      ENDED            ENDED
                                  DECEMBER 31,      DECEMBER 31,
                                 ---------------  ---------------
                                  1998     1997    1998   1997(1)
                                 ------   ------  ------  -------
CRUDE OIL AND LIQUIDS
 Sales Volumes (MBbls/day)
  Domestic                         20.4     21.3    21.2     21.1
  Argentina                         5.4      5.5     5.4      4.9
  Indonesia                        15.3      5.6    12.3      4.3
  Gabon                             2.5        -     1.8        -
                                 ------   ------  ------   ------
                                   43.6     32.4    40.7     30.3
                                 ======   ======  ======   ======
 Sales Prices ($/Bbl)
  Unhedged
   Domestic                     $ 10.36  $ 17.17 $ 11.60  $ 18.07
   Argentina                       8.61    16.28   10.73    16.93
   Indonesia                      11.10    17.90   11.91    17.58
   Gabon                           8.98        -   11.59        -
   Total                          10.32    17.15   11.58    17.82
  Hedged                          10.32    17.19   11.74    18.02

 Revenues ($/millions)
  Sales
   Domestic                     $  19.5  $  33.7 $  89.4  $ 139.4
   Argentina                        4.3      8.2    21.3     30.5
   Indonesia                       15.6      9.2    53.4     27.4
   Gabon                            2.1        -     7.7        -
                                 ------   ------  ------   ------
                                   41.5     51.1   171.8    197.3
  Hedging                             -      0.1     2.5      2.2
  Net Profits Payments             (1.3)    (0.7)   (3.0)    (3.5)
                                 ------   ------  ------   ------
                                $  40.2  $  50.5 $ 171.3  $ 196.0
                                 ======   ======  ======   ======

NATURAL GAS
 Sales Volumes (MMcf/day)
  Domestic                        144.0    148.7   152.1    153.0
  Argentina                        24.7     24.0    25.7     21.4
  Indonesia                         0.3      0.3     0.2      0.3
                                 ------   ------  ------   ------
                                  169.0    173.0   178.0    174.7
                                 ======   ======  ======   ======

 Sales Prices ($/Mcf)
  Domestic                      $  1.96  $  2.76 $  2.01  $  2.38
  Argentina                        1.21     1.18    1.30     1.30
  Indonesia                        0.97     1.04    1.01     1.04
  Total                            1.85     2.54    1.91     2.25

 Revenues ($/millions)
  Sales
   Domestic                     $  26.0  $  37.8 $ 111.7  $ 133.1
   Argentina                        2.8      2.6    12.2     10.1
   Indonesia                          -        -     0.1      0.1
                                 ------   ------  ------   ------
                                   28.8     40.4   124.0    143.3
  Net Profits Payments             (0.7)    (1.7)   (4.9)    (5.8)
                                 ------   ------  ------   ------
                                $  28.1  $  38.7 $ 119.1  $ 137.5
                                 ======   ======  ======   ======

  (1)  1997 amounts exclude Monterey Resources

                        SANTA FE ENERGY RESOURCES, INC.
               CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                   (In millions of dollars, except as noted)


                                               THREE MONTHS
                                                   ENDED          YEAR ENDED
                                                DECEMBER 31,      DECEMBER 31,
                                              ---------------   ----------------
                                               1998     1997     1998    1997(1)
                                              ------  -------   ------  --------
REVENUES
 Sales of crude oil and liquids              $  40.2  $  50.5  $ 171.3  $  196.0
 Sales of natural gas                           28.1     38.7    119.1     137.5
 Other                                           0.2        -      0.6         -
                                              ------   ------   ------   -------
             TOTAL REVENUES                     68.5     89.2    291.0     333.5
                                              ------   ------   ------   -------
COSTS AND EXPENSES
 Production and operating                       31.2     24.6    112.5      87.6
 Exploration, including dry hole costs          27.9     20.1     71.1      48.2
 Depletion, depreciation and amortization       37.5     27.8    136.1     105.5
 Impairment of oil and gas properties           87.8        -     87.8         -
 General and administrative                      5.6      5.9     19.7      20.5
 Taxes (other than income)                       4.0      3.4     16.3      14.7
 Loss (gain) on disposition of assets            0.1      0.4      1.5      (3.6)
                                              ------   ------   ------   -------
    TOTAL COSTS AND EXPENSES                   194.1     82.2    445.0     272.9
                                              ------   ------   ------   -------
INCOME (LOSS) FROM OPERATIONS                 (125.6)     7.0   (154.0)     60.6

 Interest income                                 2.6      0.3      6.2       1.5
 Interest expense                               (6.8)    (3.2)   (22.0)    (12.1)
 Interest capitalized                            1.6      1.6      7.2       5.7
 Other income (expense)                         (0.1)    (0.2)    (0.3)     (0.6)
                                              ------   ------   ------   -------
INCOME (LOSS) BEFORE INCOME TAXES             (128.3)     5.5   (162.9)     55.1

 Income tax (expense) benefit
    Current                                      7.0     (2.6)    11.4       6.0
    Deferred                                    40.3      0.7     52.8     (25.9)
                                              ------   ------   ------   -------
NET INCOME (LOSS)                              (81.0)     3.6    (98.7)     35.2

 Preferred dividend requirement                    -        -        -      (3.6)
 Convertible preferred premium                     -        -        -      (8.4)
                                              ------   ------   ------   -------
EARNINGS (LOSS) TO COMMON SHARES            $  (81.0) $   3.6  $ (98.7) $   23.2
                                              ======   ======   ======   =======
EARNINGS (LOSS) PER COMMON SHARE,
 BASIC AND DILUTED (IN DOLLARS)             $  (0.79) $  0.04  $ (0.96) $   0.24
                                              ======   ======   ======   =======
Average Shares Outstanding (in millions)
 Basic                                         102.2    103.0    102.6      98.6
                                              ======   ======   ======   =======
 Diluted                                       103.7    106.2    104.8     100.6
                                              ======   ======   ======   =======

    (1)  1997 amounts exclude Monterey Resources

                        SANTA FE ENERGY RESOURCES, INC.
                      CONSOLIDATED CASH FLOWS (Unaudited)
                   (In millions of dollars, except as noted)


                                                                                   Three Months
                                                                                      Ended           Year Ended
                                                                                   December 31,       December 31,
                                                                                 ---------------    ---------------
                                                                                  1998     1997      1998   1997(1)
                                                                                 ------   ------    ------  -------
Earnings (Loss) to Common Shares                                                $ (81.0) $   3.6   $ (98.7) $  23.2

Add Back Non Cash Items:
 Depletion, Depreciation and Amortization and Impairments                          37.5     27.8     136.1    105.5
 Impairment of Oil and Gas Properties                                              87.8       --      87.8       --
 Deferred Income Taxes                                                            (40.3)    (0.7)    (52.8)    25.9
 Premium on Conversion of 7% Preferred Stock                                         --       --        --      8.4
 Other                                                                              1.2      1.4       3.9      4.9

Add Back Income Statement Items Deemed Discretionary:
 Exploratory Dry Hole Costs                                                        18.7     10.7      38.4     23.7
 Exploration Expense, other than dry holes                                          9.2      9.4      32.7     24.5
 Tax Reimbursement from Monterey Resources                                           --       --        --    (12.1)
 Administrative Expenses Related to Spin Off of Monterey Resources                   --       --        --      1.1
 Pension Curtailment Benefit Related to Spin Off of Monterey Resources               --       --        --     (1.6)
Interest Capitalized                                                               (1.6)    (1.6)     (7.2)    (5.7)
Net Loss (Gain) on Disposition of Assets                                            0.1      0.4       1.5     (3.6)
                                                                                 ------   ------    ------   ------
 Discretionary Cash Flow                                                        $  31.6  $  51.0   $ 141.7  $ 194.2

Discretionary Cash Disbursements and Receipts:
 Changes in Operating Assets and Liabilities                                        0.7     (9.0)     (1.2)    12.7
 Capital Expenditures (excluding capitalized interest)                            (30.5)   (52.2)   (184.6)  (167.0)
 Exploration Expense, other than dry holes                                         (9.2)    (9.4)    (32.7)   (24.5)
 Acquisition of Producing Properties                                              (17.7)     0.4    (117.6)   (84.9)
 Proceeds from Property Sales                                                       0.2      0.1       2.0     32.5
 Dividends from Monterey Resources                                                   --       --        --     16.8
                                                                                 ------   ------    ------   ------
 Net Cash Flow Before Financing Activities                                        (24.9)   (19.1)   (192.4)   (20.2)

Net Change in Long-Term Lines of Credit                                            24.4     19.2     208.9     18.2
Issuance of Santa Fe Energy Resources, Inc. Common Stock                             --       --        --       --
Treasury Stock Reissued                                                              --      0.6       1.6      2.8
Treasury Stock Purchased                                                           (1.2)    (0.5)    (11.6)    (0.5)
                                                                                 ------   ------    ------   ------
 Increase (Decrease) in Cash                                                       (1.7)     0.2       6.5      0.3
                                                                                 ======   ======    ======   ======
Cash at End of Period                                                           $  12.1  $   5.6   $  12.1  $   5.6
                                                                                 ======   ======    ======   ======
 Discretionary Cash Flow Per Share (in dollars)                                 $  0.31  $  0.50   $  1.38  $  1.97
                                                                                 ======   ======    ======   ======

  (1)  1997 amounts exclude Monterey Resources

                        SANTA FE ENERGY RESOURCES, INC.
                          CONSOLIDATED BALANCE SHEET
                   (In millions of dollars, except as noted)


                                                DECEMBER 31,    DECEMBER 31,
                                                    1998            1997
                                                 ----------      ----------
                                                 (unaudited)
ASSETS

Current Assets:
 Cash                                            $     12.1      $      5.6
 Other Current Assets                                 103.9           107.2
                                                  ---------       ---------
  Total Current Assets                                116.0           112.8

 Property and Equipment, net                          718.3           649.7

 Other Assets                                          24.7            26.4
                                                  ---------       ---------
TOTAL ASSETS                                     $    859.0      $    788.9
                                                  =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
 Accounts Payable                                $    123.3      $    106.7
 Other Current Liabilities                             15.9            27.3
                                                  ---------       ---------
  Total Current Liabilities                           139.2           134.0

 Long-Term Debt                                       330.6           121.7

 Other Long-Term Obligations                           40.8            40.0

 Deferred Income Taxes                                   --            38.5

 Shareholders' Equity                                 348.4           454.7
                                                  ---------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $    859.0      $    788.9
                                                  =========       =========

CAPITALIZATION

 Long-Term Debt                                        48.7%           21.1%

 Shareholders' Equity                                  51.3%           78.9%
                                                  ---------       ---------
                                                      100.0%          100.0%
                                                  =========       =========